Exhibit 10.1

April 19, 2016

Michael Randolfi
Via email

Mike,

Groupon, Inc. (“Groupon” or the “Company”) is excited to offer you an exempt, full-time position as Chief Financial Officer, reporting to Rich Williams in Chicago, IL. The terms of the offer are detailed below.

Your start date will be April 25, 2016 (“Start Date”), and you will become CFO immediately following the filing of Groupon’s Form 10-Q for the first quarter of 2016. In the interim period, you will serve as the Chief Financial Officer Designate.

Please be aware that this offer is in consideration for and contingent upon: (i) your returning a signed copy of this letter to Groupon no later than 7 days after the date of this letter; (ii) our approval of the results of a pre-employment background check (iii) your ability to provide appropriate proof of your identity and eligibility to work in the United States; (iv) your returning prior to your Start Date a signed copy of our Confidentiality, Intellectual Property and Restrictive Covenants Agreement (“CIPRA”); and (v) your returning a signed copy of the enclosed Severance Benefits Agreement (“SBA”).

Compensation

Base Salary: Effective on your Start Date, your annualized base salary will be four hundred twenty five thousand dollars ($425,000.00), less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

Sign-On Bonus: In further consideration for your agreeing to the terms of the CIPRA, you will be advanced a one-time Sign-on Bonus of two hundred thousand dollars ($200,000.00), less withholdings and deductions, payable within two pay periods of your Start Date at Groupon. Because you do not earn your Sign-On Bonus in full until you have been employed at Groupon for at least one year, if within one year of your Start Date you voluntarily terminate your employment other than for Good Reason (as that term is defined in the SBA, hereinafter “Good Reason”) or, if within one year of your Start Date, Groupon terminates your employment for Cause (as that term is defined in the SBA, hereinafter “Cause”), you will be responsible for repaying a prorated portion of the gross amount of the Sign-on Bonus, which amount is due in full on your termination date. Specifically, your repayment obligation will be reduced by 1/12 for every completed month of employment at Groupon. If you terminate your employment for Good Reason or your employment is terminated by Groupon for any reason other than Cause within one year of your Start Date, or if your employment terminates for any reason after one year from your Start Date, you will not be required to repay the Sign-On Bonus. By signing this offer letter, you agree to the terms relating to your Sign-On Bonus.

Annual Performance Bonus: Effective on your Start Date, your target Annual Performance Bonus will be four hundred twenty five thousand dollars ($425,000.00) per year (your “Target Incentive”). This Annual Performance Bonus is capped at a maximum payout of 200% of the Target Incentive and will be measured on annual goals. Actual bonus amounts are subject to company and your individual performance as well as approval by the Compensation Committee of the Board of Directors. As such, any bonus amount is not guaranteed. Notwithstanding the foregoing, for calendar year 2016, the Company guarantees you a payment of $292,260.00, less withholdings and deductions, which has been pro-rated to reflect the number of days from your Start Date through the end of the year. This amount will be paid in Q1 2017, unless prior to the payment date you have voluntarily terminated your employment other than for Good Reason or Groupon has terminated your employment for Cause. For subsequent calendar years, you shall not receive any Annual Performance Bonus payment if your employment terminates prior to the payment date.

Restricted Share Units:  In addition, you will be granted a Restricted Share Unit (RSU) award of 696,153 RSUs pursuant to the Company’s 2011 Incentive Plan (the “Plan”). The RSUs will vest according to the following schedule:

Vest Date	Number of RSUs Vesting	Vest Date	Number of RSUs Vesting
4/25/2017	287,581	7/25/2018	47,143
7/25/2017	55,000	10/25/2018	47,143
10/25/2017	55,000	1/25/2019	47,143
1/25/2018	55,000	4/25/2019	47,143
4/25/2018	55,000

Such vestings are contingent upon your continuous full-time employment with Groupon as of the applicable vesting dates.  The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award.

Performance Share Units (PSUs): In addition, you will be eligible to earn an aggregate target number of Performance Share Units equal to an aggregate 174,038 shares over a three-year period. The target number of PSUs by year of grant are provided in the table below and, subject to your continuous full-time employment with Groupon as CFO, the actual number of PSUs, if any, for each year will be determined by achieving specific corporate objectives that are established annually, and provided to you in an award agreement within the first 90 days of the calendar year. The PSU awards will be designed to permit you to earn up to two-times (200%) the number of Target PSUs by achieving superior results as defined in the award agreement and approved by the Compensation Committee of the Board of Directors. The PSUs, if earned, will vest fully and be paid in shares of Groupon Common Stock once approved by the Compensation Committee of the Board. We expect such determination and approval to occur in the first 90 days of the calendar year following each performance year.

Year of Grant	Number of Target PSUs
2016	71,895
2017	55,000
2018	47,143

Stock Ownership and Holding Requirements: In 2016, we adopted stock ownership guidelines applicable to certain of our officers, including our Named Executive Officers. This program is designed to further strengthen alignment between the interests of our officers and our stockholders and currently provides as follows:

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Each officer is required to beneficially own Company common stock with a value equivalent to (i) for the CEO, four times his base salary, or (ii) for all other officers, two times their respective base salaries. Officers must achieve the applicable required ownership level within five years of becoming subject to the guidelines.

•	Shares owned outright and beneficially may be used to comply with the guidelines. Generally, unvested awards (other than unvested restricted stock unit awards) do not count toward compliance.

•	Until an officer satisfies the requirement, he or she must retain 50% of the net shares acquired upon the vesting of equity awards.

Change in Control and Severance: You will receive severance benefits in accordance with the enclosed SBA. For reference, here is a summary of those severance benefits:

Termination without Cause or for Good Reason

•	Cash Compensation - Lump sum equivalent of twelve months’ base salary subject to applicable tax withholdings

•	Benefits - Lump sum equivalent of twelve months’ premium reimbursement for medical, dental and vision subject to applicable tax withholdings

•	Equity - Twelve months of accelerated vesting of outstanding equity awards subject to applicable tax withholdings
Termination in Connection with Change in Control

•	Cash Compensation - Lump sum equivalent of twelve months’ base salary subject to applicable tax withholdings

•	Benefits - Lump sum equivalent of twelve months’ premium reimbursement for medical, dental and vision subject to applicable tax withholdings

•	Equity - Accelerated vesting of 50% of outstanding equity awards subject to applicable tax withholdings
Termination with Cause or not for Good Reason

•	Cash Compensation/Benefits/Equity - None
Benefits

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Regular, full-time employees are eligible for health insurance, dental and vision insurance, an employee assistance program, flexible spending accounts, life insurance, short/long term disability, paid time off and the option to enroll in Groupon’s 401(k) plan on the first day of the month following your Start Date. Participation in any benefit program is subject at all times to the terms of any applicable plan or policy.

•	Groupon reserves the right to modify, change, or cease these benefits or begin new benefits in the future.

Board Memberships: The Company agrees that you may serve on the board of directors of one public company and on the board of directors of one private company, provided that such service on one or both boards does not interfere with or impede the performance of your duties and responsibilities as a Groupon employee and subject to your compliance at all times with the Groupon Global Code of Conduct, including but not limited to the provisions relating to the prior approval of your service on either or both boards.

Reimbursement of Attorney’s Fees: Groupon agrees to reimburse you for reasonable attorney’s fees that you incur in the process of reviewing this letter and the other Groupon documents referenced in this letter. Such reimbursement shall be “grossed up” to help defray the tax impact, using Groupon’s standard gross-up methodology.

At all times, your employment at Groupon will be “at will,” which means either you or Groupon may end the relationship at any time, for any reason or no reason at all, with or without notice. Although your job duties, responsibilities, title, compensation, and benefits may change from time to time, only a duly authorized officer of Groupon can change the “at will” nature of your employment in a written agreement.

By accepting this offer of employment, you represent and warrant that you will not use or disclose any confidential, proprietary, or trade secret information of any prior employer or use or disclose any information belonging to any third party that Groupon would not have the right to use without restriction.

At all times, you will be subject to all policies, procedures and practices of Groupon, including those in the Global Code of Conduct and Employee Handbook. You also agree that while employed by Groupon, you will: (i) devote your full professional time and attention to Groupon; (ii) not engage in any employment, business or activity that may harm Groupon’s reputation or good name; (iii) not engage in any other employment or consult for any other business without prior written consent from the General Counsel; and (iv) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees.

On your Start Date, please provide us with proof of identity and United States work authorization to complete the required Form I-9, Employment Eligibility Verification. Please refer to page 9 of http://www.uscis.gov/files/form/i-9.pdf for a complete list of eligible documentation. Any representations that may have been made to you that are not contained in this letter are superseded by this offer, and the terms of this letter can only be modified by a written document signed by you and a duly authorized representative of Groupon.

Please signify your acceptance of this offer by signing and returning this letter to Groupon no later than 7 days after the date of this letter.

Thank you and congratulations! Sincerely,

/s/ Rich Williams
Rich Williams
Chief Executive Officer

Accepted By: /s/ Michael Randolfi

Agreed and accepted this 19th day of April 2016